EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of February 25, 2011 and effective on the Commencement Date (March 4, 2011) by and between NeoStem, Inc. (the “Company”) and Jason Kolbert (the “Employee”).

WITNESSETH:

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Section 1.             Employment.  The Company agrees to employ the Employee, and the Employee agrees to be employed by the Company on a full-time basis, continuing for a three (3) year period until three years after the Commencement Date (the “Term”) and renewable upon mutual agreement of the parties hereto.  The Employee hereby represents and warrants that he has the legal capacity to execute and perform this Agreement, and that its execution and performance by him will not violate the terms of any existing agreement or understanding to which the Employee is a party.

Section 2.             Position and Duties.  During the Term, the Employee shall (i) render services as the Chief Strategic Officer of the Company and (ii) perform duties consistent with such title and such other related duties as the CEO shall reasonably request.  Employee will report to the CEO.  During the Term, and except for reasonable vacation periods pursuant to the Company's policies, the Employee shall devote his time, attention, skill and efforts to the business and affairs of the Company and its subsidiaries and affiliates Employee shall be based in or around New York and Allendale, New Jersey; however, it is understood that reasonable travel shall be required from time-to-time including but not limited to China.

Section 3.             Compensation.  For all services rendered by the Employee in any capacity required hereunder during the Term, the Employee shall be compensated as follows:

(a)           The Company shall pay the Employee a fixed annual salary equal to $190,000 (the “Base Salary”) in accordance with the Company’s payroll practices, including the withholding of appropriate payroll taxes.

(b)           The Employee shall be entitled to participate in all compensation and employee benefit plans or programs, and to receive all benefits and perquisites, which are approved by the Board of Directors and are generally made available by the Company to all salaried employees of the Company and to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof.  Notwithstanding any of the foregoing, nothing in this Agreement shall require the Company or any subsidiary or affiliate thereof to establish, maintain or continue any particular plan or program nor preclude the amendment, rescission or termination of any such plan or program that may be established from time to time. Effective upon the Commencement Date of this Agreement, the Employee shall be granted an option (the “Option”) to purchase 350,000 shares (the “Option Shares”) of the Company’s common stock, $.001 par value (the “Common Stock”) under and subject to the Company’s 2009 Equity Compensation Plan (“2009 Equity Plan”) at an exercise price equal to the closing price of the Common Stock on the Commencement Date.  The Option shall vest and become exercisable subject to Employee’s continued employment as to 50,000 on signing and 100,000 Option Shares on each of the first, second and third one year anniversaries of the Commencement Date respectively, provided that the Employee remains employed by the Company on each of such dates.  The foregoing Option is subject in all respects to the terms and conditions of the 2009 Equity Plan and applicable law and shall be subject to a written grant agreement setting forth the terms and conditions to which such Option grant shall be subject.  All Option and Option Share issuances are subject to Employee’s execution of the Company’s Insider Trading Policy.  In addition, Employee acknowledges that in his position, he will be an “affiliate” of the Company for purposes of U.S. securities laws and the Option Shares and any transfer of the Option Shares will be treated as such. Employee shall eligible for an annual cash bonus of up to 25% of his base salary in year 1, 35% year of his base salary in year 2, and 50% of his base salary in year 3.

Section 4.             Business Expenses.  The Company shall pay or reimburse the Employee for all reasonable travel (it being understood that travel shall be arranged by the Company) and other reasonable expenses incurred by the Employee in connection with the performance of his duties and obligations under this Agreement,  subject to the Employee’s presentation of appropriate vouchers or receipts in accordance with such policies and approval procedures as the Company may from time to time establish for employees (including but not limited to prior approval of extraordinary expenses) and to preserve any deductions for Federal income taxation purposes to which the  Company may be entitled.

Section 5.              Benefits; Perquisites; Expense Reimbursement.  In addition to those payments set forth above, Employee shall be entitled to the following benefits and payments:

(a)  Vacation.  Employee shall be entitled to three (3) weeks paid vacation per calendar year (pro rated in the event of a service year which is shorter than a calendar year), in addition to Company holidays. Any vacation time not used during a calendar year will be forfeited without compensation.

(b) Perquisites and Reimbursement of Expenses.  Employee shall receive perquisites generally available to senior executives of the Company, including, but not limited to, payment or reimbursement for cell phone, blackberry and internet service.

Section 6.              Termination of Employment.

The Employee’s employment hereunder may be terminated upon the occurrence of any of the following events:

(a)           Termination for Cause.  The Company may terminate the Employee’s employment hereunder for Cause at any time.  For purposes of this Agreement, “Cause” shall mean (i) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude; (ii) fraud on or misappropriation of any funds or property of the Company; (iii) personal dishonesty, willful misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or breach of fiduciary duty which involves personal profit; (iv) willful misconduct in connection with Employee’s duties; (v) chronic use of alcohol, drugs or other similar substances which affects the Employee’s work performance; or (vi) material breach by Employee of Employee’s (x) employment agreement or (y) non-disclosure, non-competition, non-solicitation or other similar agreement executed by the Employee for the benefit of the Company, where in the case of a breach of the employment agreement pursuant to clause (vi)(x) such breach is not cured by Employee within 30 days following receipt of written notice specifying the breach.

(b)           Termination without Cause.  The Company may terminate the Employee’s employment hereunder other than for Cause at any time upon thirty (30) days prior written notice.

(c)           Resignation for Good Reason.  The Employee may voluntarily terminate his employment hereunder for Good Reason upon ninety (90) days’ prior written notice to the Company.  For purposes of this Agreement, “Good Reason” shall mean (i) material breach by the Company of Employee’s employment agreement; (ii) Employee’s position has been materially reduced or Employee has repeatedly been assigned duties that are materially inconsistent with his duties set forth herein; or (iii) the Company seeks to relocate Employee more than 150 miles from Allendale, New Jersey or San Francisco, California, as applicable.  Anything herein to the contrary notwithstanding, “Good Reason” shall not be deemed to occur  within the meaning of clauses (i) - (iii) above unless the Employee provides written notice to the Company within thirty (30) days of the initial occurrence of the event or condition constituting Good Reason stating the basis of such termination and the Company fails to cure such event or condition within thirty (30) days of receipt of such notice, and the Employee’s employment shall not be deemed to be terminated for Good Reason unless the Employee’s voluntary termination for Good Reason occurs no more than one (1) year after the initial occurrence of the event or condition constituting Good Reason.

(d)           Resignation without Good Reason. The Employee may voluntarily terminate his employment hereunder for any reason at any time, including for any reason that does not constitute Good Reason, upon ninety (90) days’ prior written notice to the Company.

(e)           Disability.  The Employee’s employment hereunder shall terminate upon his Disability.  For purposes of this Agreement, “Disability” shall mean the inability of the Employee to perform his duties to the Company on account of physical or mental illness or incapacity for a period of ninety (90) consecutive calendar days or one hundred eighty (180) calendar days (whether or not consecutive) during any 365-day period, as a result of a condition that is treated as a total or permanent disability under the long-term disability insurance policy of the Company that covers the Employee.

(f)           Death.  The Employee’s employment hereunder shall terminate upon his death.

(g)           Resignation from Directorships, Officerships and Committees.  The termination of the Employee’s employment for any reason shall constitute the Employee’s resignation from (i) any director, officer, employee or committee position the Employee has with the Company or any of their affiliates and (ii) all fiduciary positions the Employee holds with respect to any employee benefit plans or trusts established by the Company.  The Employee agrees that this Agreement shall serve as written notice of resignation in this circumstance.

Section 7.             Compensation upon Termination of Employment.  All defined terms used in this Section 7 but not defined in Section 7(e) or elsewhere in this Agreement shall have the meanings ascribed to such terms in the Confidentiality, Non-Compete and Inventions Assignment Agreement attached as Annex A hereto:

(a)           Resignation for Good Reason; Termination without Cause.  In the event that during the Term the Company terminates Employee’s employment other than for Cause or the Employee voluntarily terminates his employment for Good Reason, the Company shall provide the Employee with the following payments and benefits, subject to the Employee’s execution and nonrevocation of a release of claims as provided in Section 7(d) hereof and compliance with the restrictive covenants referred to in Section 8 hereof:

(i)           Accrued Rights.  The Company shall pay the Employee a lump-sum amount, within thirty (30) business days following the date of termination of the Employee’s employment, equal to the sum of his earned but unpaid Base Salary through the date of termination, and (B) any unreimbursed business expenses or other amounts due to the Employee from the Company as of the date of termination (the “Accrued Rights”).

(ii)          Additional Payments.  Subject to the terms and conditions set forth in this Section 7(a)(ii), the Company shall make additional payments to Employee in the form of continuation of Employee’s then-current Base Salary for a period of three (3) months, payable in accordance with the Company's regular payroll practices, commencing on the first regular payroll date that occurs on or after the 55th day after the date of termination of employment.  The Company will only be required to make the payments set forth in this Section 7(a)(ii) on the condition that (1) the Employee will be governed by the non-competition and non-solicitation restrictions in Section 3 of Annex A until the date that is the later of the date that is (x) four (4) years from the closing of the Merger with PCT or (y) two (2) years from the date of termination of employment and (2) that Employee executes and delivers to the Company, no later than 45 days after the date of termination, a Release (as defined below) and does not revoke the Release.

(iii)         Continued Benefits.  The Employee and his eligible dependents shall be entitled to continue participation in the Company’s group health plans in accordance with the health care continuation requirements of the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”).

(b)           Resignation without Good Reason; Termination for Cause or upon Death or Disability.  In the event that during the Term the Company terminates Employee’s employment for Cause, the Employee voluntarily terminates his employment other than for Good Reason, or the Employee’s employment is terminated on account of death or Disability, the Company shall pay the Employee and provide him with any Accrued Rights under Section 7(a)(i) hereof.  The Employee will be governed by the non-competition and non-solicitation restrictions in Section 3 of Annex A until the date that is the later of the date that is (x) four (4) years from the closing of the Merger with PCT or (y) two (2) years from the date of termination of employment,  without additional compensation. All stock options shall be treated in accordance with the 2009 Equity Plan.

(c)           No Further Rights.  The Employee shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination or resignation of employment, except with respect to the payments provided for under this Section 7.   Employee acknowledges that all additional payments set forth in Section 7(a)(ii) are additional consideration for compliance with the restrictive covenants regarding non-competition in the PCT Business.

(d)           Release of Claims.  Notwithstanding anything contained in this Agreement to the contrary, the Company’s provision of the payments and benefits under Section 7(a)(ii) hereof shall be contingent in all respects upon the Employee executing (and not revoking) a general release of claims against the Company and its affiliates, in the form provided by the Company (the "Release").

Section 8.             Confidentiality; Covenant Against Competition; Proprietary Information; Corporate Policies.

(a)           Confidentiality, Non-Compete and Inventions Assignment Agreement. The Employee acknowledges that Employee as a condition to this Agreement, is simultaneously executing a Confidentiality, Non-Compete and Inventions Assignment Agreement attached hereto as Annex A and that the terms of such agreement will be in full force and effect as of the Commencement Date.

(b)          Corporate Policies.   The Employee acknowledges and agrees that on the Commencement Date, he will execute and be bound by the Company’s various corporate policies, including but not limited to its expense reimbursement policies.

Section 9.             Withholding Taxes.  The Company may directly or indirectly withhold from any payments made under this Agreement all Federal, state, city or other taxes and all other deductions as shall be required pursuant to any law or governmental regulation or ruling or pursuant to any contributory benefit plan maintained by the Company in which the Employee may participate.

Section 10.           Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, by certified or registered mail or by use of an independent third party commercial delivery service for same day or next day delivery and providing a signed receipt as follows:

NeoStem, Inc.
420 Lexington Avenue
Suite 450
New York, New York 10170
Attention:  General Counsel

(c)           To the Employee:

or to such other address as either party shall have previously specified in writing to the other.  Notice by mail shall be deemed effective on the second business day after its deposit with the United States Postal Service, notice by same day courier service shall be deemed effective on the day of deposit with the delivery service and notice by next day delivery service shall be deemed effective on the day following the deposit with the delivery service.

Section 11.           No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 11 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Employee or his estate and their conveying any rights hereunder to the person or persons entitled thereto.

Section 12.           Source of Payment.  All payments provided for under this Agreement shall be paid in cash from the general funds of the Company.  The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Employee shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments.  Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Employee or any other person.  To the extent that any person acquires a right to receive payments from the Company hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of the Company.

Section 13.           Binding Agreement; No Assignment.  This Agreement shall be binding upon, and shall inure to the benefit of, the Employee and the Company and their respective permitted successors, assigns, heirs, beneficiaries and representatives.  This Agreement is personal to the Employee and may not be assigned by him.  This Agreement may not be assigned by the Company except (a) in connection with a sale of all or substantially all of its assets or a merger or consolidation of the Company, or (b) to an entity that is a subsidiary or affiliate of the Company or the Parent.  Any attempted assignment in violation of this Section 13 shall be null and void.

Section 14.           Governing Law; Consent to Jurisdiction.  The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New York.  In addition, the Employee and the Company irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the United States District Court sitting in New York County for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on the Employee or the Company anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  The Employee and the Company irrevocably consent to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.

Section 15.           Entire Agreement; Amendments.  This Agreement (together with Annex A hereto) embodies the entire agreement between Employee, and the Company with respect to the subject matter hereof and may only be amended or otherwise modified by a writing executed by all of the parties hereto.

Section 16.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Section 17.           Severability; Blue-Pencilling.  The provisions, sections and paragraphs, and the specific terms set forth therein, of this Agreement are severable.  If any provision, section or paragraph, or specific term contained therein, of this Agreement or the application thereof is determined by a court to be illegal, invalid or unenforceable, that provision, section, paragraph or term shall not be a part of this Agreement, and the legality, validity and enforceability of remaining provisions, sections and paragraphs, and all other terms therein, of this Agreement shall not be affected thereby.  The Employee acknowledges and agrees that as to himself, the restrictive covenants contained herein and in Annex A hereto (the “Restrictive Covenants”) are reasonable and valid in geographical and temporal scope and in all other respects.  If any court determines that any of such Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.  It is the desire and intent of the parties that the Restrictive Covenants will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any Restrictive Covenant shall be adjudicated to be invalid or unenforceable, such Restrictive Covenant shall be deemed amended to the extent necessary in order that such provision be valid and enforceable, such amendment to apply only with respect to the operation of such Restrictive Covenant in the particular jurisdiction in which such adjudication is made.

Section 18.           Prior Agreements.  This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Employee and the Company regarding the terms and conditions of Employee’s employment with the Company.

Section 19.           409A Compliance.

(a)           Notwithstanding anything to the contrary contained herein, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified employees,” any payment on account of the Employee’s separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following the Employee’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination.  For purposes of Section 7 hereof, the Employee shall be a “specified employee” for the 12-month period beginning on the first day of the fourth month following each “Identification Date” if he is a “key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of the Company at any time during the 12-month period ending on the “Identification Date.”  For purposes of the foregoing, the Identification Date shall be December 31.

(b)           This Agreement is intended to comply with the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”).  To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an "additional tax" as defined in Section 409A(a)(1)(B) of the Code.  For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment.  In no event may the Employee, directly or indirectly, designate the calendar year of payment.  Notwithstanding anything contained herein to the contrary, the Employee shall not be considered to have terminated employment with the Company for purposes of Section 7 hereof unless he would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

(c)           All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

[Signature follows on next page]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by their respective duly authorized officers and the Employee has signed this Agreement, all as of the first date above written but effective as of the Commencement Date.

NEOSTEM, INC.

By:	/s/ Robin Smith
Name: Robin Smith
Title: CEO

/s/ Jason Kolbert
Jason Kolbert

ANNEX A

NEOSTEM, INC.

Confidentiality, Proprietary Information
and Inventions Agreement

I recognize that NeoStem, Inc., a Delaware corporation (the “Company”), is   engaged in the business of the collection, storage, manufacturing, therapeutic development and transportation of cells for cell based medicine and regenerative science, including cord blood and adult stem cell banking, the research and development of proprietary cellular therapies including very small embryonic like (VSEL) stem cells and other stem cell populations, and is pursuing other stem cell initiatives in the People’s Republic of China and elsewhere as well as engaging in the generic pharmaceutical business in China (the “Business”).  Any company with which the Company enters into, or seeks or considers entering into, a business relationship in furtherance of the Business is referred to as a “Business Partner.”

I understand that as part of my performance of duties as a consultant or employee to the Company (the “Engagement”), I will have access to confidential or proprietary information of the Company and the Business Partners, and I may make new contributions and inventions of value to the Company.  I further understand that my Engagement creates in me a duty of trust and confidentiality to the Company with respect to any information: (1) related, applicable or useful to the business of the Company, including the Company’s anticipated research and development or such activities of its Business Partners; (2) resulting from tasks performed by me for the Company; (3) resulting from the use of equipment, supplies or facilities owned, leased or contracted for by the Company; or (4) related, applicable or useful to the business of any partner, client or customer of the Company, which may be made known to me or learned by me during the period of my Engagement.

For purposes of this Agreement, the following definitions apply:

“Proprietary Information” shall mean information relating to the Business or the business of any Business Partner and generally unavailable to the public that has been created, discovered, developed or otherwise has become known to the Company or in which property rights have been assigned or otherwise conveyed to the Company or a Business Partner, which information has economic value or potential economic value to the business in which the Company is or will be engaged.  Proprietary Information shall include, but not be limited to, trade secrets, processes, formulas, writings, data, know-how, negative know-how, improvements, discoveries, developments, designs, inventions, techniques, technical data, patent applications, customer and supplier lists, financial information, business plans or projections and any modifications or enhancements to any of the above.

“Inventions” shall mean all Business-related discoveries, developments, designs, improvements, inventions, formulas, software programs, processes, techniques, know-how, negative know-how, writings, graphics and other data, whether or not patentable or registrable under patent, copyright or similar statutes, that are related to or useful in the business or future business of the Company or its Business Partners or result from use of premises or other property owned, leased or contracted for by the Company.  Without limiting the generality of the foregoing, Inventions shall also include anything related to the Business that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.

As part of the consideration for my Engagement or continued Engagement, as the case may be, and the compensation received by me from the Company from time to time, I hereby agree as follows:

1.            Proprietary Information and Inventions.  All Proprietary Information and Inventions related to the Business shall be the sole property of the Company and its assigns, and the Company or its Business Partners, as the case may be, and their assigns shall be the sole owner of all patents, trademarks, service marks, copyrights and other rights (collectively referred to herein as “Rights”) pertaining to Proprietary Information and Inventions.  I hereby assign to the Company, any rights I may have or acquire in Proprietary Information or Inventions or Rights pertaining to the Proprietary Information or Inventions which Rights arise in the course of my Engagement.  I further agree as to all Proprietary Information or Inventions to which Rights arise in the course of my Engagement to assist the Company or any person designated by it in every proper way (but at the Company’s expense) to obtain and from time to time enforce Rights relating to said Proprietary Information or Inventions in any and all countries.  I will execute all documents for use in applying for, obtaining and enforcing such Rights in such Proprietary Information or Inventions as the Company may desire, together with any assignments thereof to the Company or persons designated by it.  My obligation to assist the Company or any person designated by it in obtaining and enforcing Rights relating to Proprietary Information or Inventions shall continue beyond the cessation of my Engagement (“Cessation of my Engagement”).  In the event the Company is unable, after reasonable effort, to secure my signature on any document or documents needed to apply for or enforce any Right relating to Proprietary Information or to an Invention, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for and in my behalf and stead in the execution and filing of any such application and in furthering the application for and enforcement of Rights with the same legal force and effect as if such acts were performed by me.  I hereby acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my Engagement and which are protectable by copyright are “works for hire” as that term is defined in the United States Copyright Act (17 USCA, Section 101).

2.            Confidentiality.  At all times, both during my Engagement and after the Cessation of my Engagement, whether the cessation is voluntary or involuntary, for any reason or no reason, or by disability, I will keep in strictest confidence and trust all Proprietary Information, and I will not disclose or use or permit the use or disclosure of any Proprietary Information or Rights pertaining to Proprietary Information, or anything related thereto, without the prior written consent of the Company, except as may be necessary in the ordinary course of performing my duties for the Company.  I recognize that the Company has received and in the future will receive from third parties (including Business Partners) their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  I agree that I owe the Company and such third parties (including Business Partners), during my Engagement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence, and I will not disclose or use or permit the use or disclosure of any such confidential or proprietary information without the prior written consent of the Company, except as may be necessary in the ordinary course of performing my duties.

3.            Noncompetition and Nonsolicitation.

(a)           During my Engagement, and for a period of two (2) years after the Cessation of my Engagement, I will not directly or indirectly, whether alone or in concert with others or as a partner, officer, director, consultant, agent, employee or stockholder of any company or commercial enterprise, directly or indirectly, engage in any activity in the United States, Canada or Asia that the Company shall determine in good faith is in competition with the Company concerning its work or any Business Partner’s work in the Business.  During my Engagement and for a period of two (2) years after the Cessation of my Engagement, I will not, either directly or indirectly, either alone or in concert with others, solicit or encourage any employee of or consultant to the Company or any Business Partner to leave the Company or Business Partner or engage directly or indirectly in competition with the Company or Business Partner in the Business.  During my Engagement and for a period of two (2) years after the Cessation of my Engagement, I agree not to plan or otherwise take any preliminary steps, either alone or in concert with others, to set up or engage in any business enterprise that would be in competition with the Business.  The following shall not be deemed to breach the foregoing obligation: (i) my ownership of stock, partnership interests or other securities of any entity not in excess of two percent (2%) of any class of such interests or securities which is publicly traded.  It is understood and agreed that the restrictions contained in this Section 3 shall immediately cease to be of force and effect in the event the Company and its Business Partner ceases to be engaged in the Business.

(b)           Consultant acknowledges that (i) the restrictions contained in this section are reasonable and necessary to protect the legitimate business interests of the Company, (ii) that the two (2) year term of this obligation is reasonable in scope, (iii) that Consultant is engaged in other businesses other than the Business, such that this obligation shall not prevent Consultant from being able to continue operating in other businesses, and (iv) that this obligation is a material term, without which the Company would be unwilling to enter into the Consulting Agreement entered into concurrently with this Agreement.

(c)           Consultant further acknowledges that any breach or threatened breach by Consultant of any provision hereof may result in immediate and irreparable injury to the Company, and that such injury may not be readily compensable by monetary damages.  In the event of any such breach or threatened breach, Consultant acknowledges that, in addition to all other remedies available at law and equity, the Company shall be entitled to seek equitable relief (including a temporary restraining order, a preliminary injunction and/or a permanent injunction), and an equitable accounting of all earnings, profits or other benefits arising from such breach and will be entitled to receive such other damages, direct or consequential, as may be appropriate.  In addition, and not instead of, those rights, Consultant further acknowledges that Consultant shall be responsible for payment of the fees and expenses of the Company’s attorneys and experts, as well as the Company’s court costs, pertaining to any suit, action, or other proceeding, arising directly or indirectly out of Consultant’s violation or threatened violation of any of the provisions of this section.  The Company shall not be required to post any bond or other security in connection with any proceeding to enforce this section.

4.            Delivery of Company Property and Work Product.  In the event of the Cessation of my Engagement, I will deliver to the Company all biological materials, devices, records, sketches, reports, memoranda, notes, proposals, lists, correspondence, equipment, documents, photographs, photostats, negatives, undeveloped film, drawings, specifications, tape recordings or other electronic recordings, programs, data, marketing material and other materials or property of any nature belonging to the Company or  clients or customers, and I will not take with me, or allow a third party to take, any of the foregoing or any reproduction of any of the foregoing.

5.            Equitable Relief.  I acknowledge that irreparable injury may result to the Company from my violation or continued violation of the terms of this Agreement and, in such event, I expressly agree that the Company shall be entitled, in addition to damages and any other remedies provided by law, to an injunction or other equitable remedy respecting such violation or continued violation by me.

6.            Thorough Understanding of Agreement.  I have read all of this Agreement and understand it completely, and by my signature below I represent that this Agreement is the only statement made by or on behalf of the Company upon which I have relied in signing this Agreement.

IN WITNESS WHEREOF, I have caused this Confidentiality, Proprietary Information and Inventions Agreement to be signed on the date written below.

DATED:	Feb. 25, 2011

/s/ Jason Kolbert
Jason Kolbert